                                        EXHIBIT 5.2

                                                    March 31, 2006

Addressees Listed on Exhibit A

Re:   Structured Asset Mortgage Investment II Inc., Bear Stearns ALT-A Trust,
      Mortgage Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

      I am the Vice President of Structured  Asset  Mortgage  Investment II Inc., a Delaware
corporation  (the "Company"),  and, in such capacity,  I am familiar with the affairs of the
Company.

      I am providing  this opinion in  connection  with the issuance and sale by the Company of Bear  Stearns  ALT-A  Trust,  Mortgage  Pass-Through  Certificates,  Series  2006-2  (the
"Certificates"),  pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2006
(the "Pooling and Servicing  Agreement"),  among the Company,  JPMorgan Chase Bank, National
Association,  as trustee (the "Trustee"),  Wells Fargo Bank,  National  Association  ("Wells
Fargo"),  as master  servicer (in such  capacity,  the "Master  Servicer") and as securities
administrator  (in  such  capacity,   the  "Securities   Administrator)   and  EMC  Mortgage
Corporation  ("EMC").  The  Certificates  consist of  thirty-one  classes  designated as the
Class I-1A-1,  Class  I-1A-2,  Class I-M-1,  Class I-M-2,  Class I-B-1,  Class I-B-2,  Class
I-B-3,  Class R, Class R-X,  Class B-IO,  Class XP (together,  the "Group I  Certificates"),
Class II-1A-1,  Class II-1A-2,  Class II-2A-1,  Class II-2A-2, Class II-2X-1, Class II-3A-1,
Class II-3A-2,  Class II-3X-1,  Class II-4A-1,  Class II-4A-2,  Class II-4X-1, Class II-B-1,
Class II-B-2, Class II-B-3,  Class II-B-4, Class II-B-5, Class II-B-6, Class II-X-B1,  Class
II-X-B2 and Class II-XP  Certificates  (together,  the "Group II  Certificates").  The Class
I-1A-1,  Class I-1A-2,  Class I-M-1,  Class I-M-2,  Class I-B-1, Class I-B-2, Class II-1A-1,
Class II-1A-2,  Class II-2A-1,  Class II-2A-2,  Class II-2X-1, Class II-3A-1, Class II-3A-2,
Class II-3X-1, Class II-4A-1, Class II-4A-2a,  Class II-4A-2b,  Class II-4X-1, Class II-B-1,
Class II-B-2,  Class II-B-3,  Class  II-X-B1 and Class  II-X-B2  Certificates  (the "Offered
Certificates")  are offered  pursuant to the prospectus  supplement dated March 28, 2006, to the prospectus dated March 28, 2006 (collectively, the "Prospectus").

      The Certificates will evidence in the aggregate initial undivided  ownership interests of 100% in a trust fund (the "Trust  Fund")  consisting  primarily  of a pool of  adjustable rate mortgage  loans secured by first liens on one- to  four-family  residential  properties
(the  "Mortgage  Loans")  held  by  Wells  Fargo,  as  custodian  (in  such  capacity,   the
"Custodian"),  pursuant to the Custodial  Agreement,  dated as of March 31, 2006,  among the
Company, the Master Servicer, the Custodian and the Trustee (the "Custodial Agreement").

      The Company will sell the Offered  Certificates  to Bear  Stearns & Co. Inc.  ("Bear")
pursuant to an  Underwriting  Agreement  dated as of March 10,  2006 and the  related  Terms
Agreement,  dated as of March 28,  2006,  between the  Company  and Bear (the  "Underwriting
Agreement").

      EMC acquired the Mortgage Loans from various originators  pursuant to various purchase agreements or similar  agreements.  Primary servicing of the Mortgage Loans will be provided for in accordance with various sale and servicing agreements or similar agreements,  each of which will be assigned to the Trust  pursuant to the  Pooling and  Servicing  Agreement  and various Assignment,  Assumption and Recognition  Agreements among the related servicer,  EMC and the  Trustee;  provided,  however,  that EMC  will  retain  the  right  to  enforce  the representations  and warranties  made by the servicers with respect to the related  Mortgage
Loans  against  them.  EMC  transferred  the Mortgage  Loans to the Company  pursuant to the
Mortgage Loan Purchase  Agreement,  dated as of March 31, 2006 (the  "Mortgage Loan Purchase
Agreement"),  in exchange for the cash  proceeds of the Offered  Certificates.  The Mortgage
Loan Purchase Agreement,  the Pooling and Servicing  Agreement,  the Custodial Agreement and
the  Underwriting  Agreement  are  collectively  referred  to  herein  as the  "Agreements."
Capitalized  terms not defined herein have the meanings  assigned to them in the Pooling and
Servicing  Agreement.  This  opinion  letter  is  rendered  pursuant  to  Section  6 of  the
Underwriting Agreement.

      I have examined copies of the  Agreements,  the  Certificate of  Incorporation  of the
Company and the By-Laws of the Company.  I also have examined such agreements,  certificates of officers and  representatives  of the Company and others,  and other  documents,  papers, statutes  and  authorities  as I have  deemed  necessary  to form the basis of the  opinions hereinafter  expressed.  In  such  examinations,  I  have  assumed  the  genuineness  of all signatures,  the  authenticity  of  all  documents  submitted  to me as  originals  and  the conformity  to  original  documents  of copies of  documents  supplied  to me. As to certain matters of fact relevant to the opinions  hereinafter  expressed,  I have relied solely upon statements and  certificates of the officers of the Company and others.  I have also assumed
(other  than  with  respect  to the  Company)  that the  Agreements  and all  documents  and instruments have been duly authorized,  executed and delivered by all parties thereto,  that all such  parties had the power and legal right to execute  and deliver the  Agreements  and all such documents and instruments, and that such Agreements,  documents and instruments are valid, binding and enforceable obligations of such parties.

      I am admitted to the Bar of the State of New York,  and I express no opinion as to any laws  other  than the  State of New York and the  General  Corporation  Law of the  State of
Delaware  and, to the extent set forth below,  the laws of the United  States.  This opinion is being  given as of March 31,  2006 and I express no  opinion  as to events or  conditions subsequent to such date.

      Based on the foregoing, I am of the opinion that:

      1.    The  Company is a  corporation  duly  organized,  validly  existing  and in good standing  under  the laws of the State of  Delaware,  with  full  corporate  power and authority to own its assets and conduct its business, to execute,  deliver and perform the  Agreements and all the  transactions  contemplated  thereby,  and the Company has taken all necessary  action to authorize the  execution,  delivery and  performance of the  Agreements  by it, and the  Agreements  have been duly  authorized,  executed and delivered by it.

2.    The execution and delivery of the  Agreements  by the Company and the  performance  of its  obligations  under the Agreements will not conflict with any provision of any law or regulation  to which the Company is subject or, or to my  knowledge,  any agreement or  instrument  to which the Company is a party or by which it is bound,  or any order or decree  applicable  to the Company or,  result in the creation or imposition of any lien  on  any of the  Company's  assets  or  properties,  in  each  case  which  would materially  and  adversely  affect  the  ability  of the  Company  to  carry  out  the transactions  contemplated by the Agreements or, conflict with,  result in a breach of or  constitute a default  under any of the terms,  conditions  or provisions of any of the Company's organizational documents.

      3.    To my knowledge,  there is no action, suit,  proceeding or investigation pending to which the  Company  is a party in any court or by or  before  any other  government agency or instrumentality  (a) asserting the invalidity of the Agreements or (b) which would  materially  and  adversely  affect  the  performance  by  the  Company  of  its obligations under, or the validity or enforceability of, the Agreements.

      4.    To my  knowledge,  the  Company is not in default  with  respect to any order or decree  of any  court or any  order,  regulation  or  demand  of any  federal,  state, municipal or governmental  agency,  which default might have  consequences  that would materially  and adversely  affect the condition  (financial or other) or operations of the Company or its  properties or might have  consequences  that would  materially and adversely affect its performance under the Agreements.

5.    To my knowledge, no consent, approval,  authorization or order of any federal court or governmental  agency or body is  required  for the  consummation  of the  transactions contemplated  by the  Agreements,  other than those  which have been  obtained  by the
      Company.

      This opinion is furnished  solely for the benefit of the Addressees  listed on Exhibit
A in  connection  with the  transaction  referred  to herein.  This letter may not be relied upon,  used,  quoted,  circulated  or  otherwise  referred to by any other person or for any other purpose without my prior written approval;  provided, however, that Orrick, Herrington
& Sutcliffe LLP may rely on this opinion in  connection  with the rendering of their opinion in connection with the Agreements.

      I  understand  that you will  file  this  opinion  with the  Securities  and  Exchange
Commission  as an  exhibit  to a  Current  Report  on Form  8-K for  incorporation  into the
Registration  Statement.  I hereby consent to the filing of this opinion with the Securities and Exchange Commission.

                                                      Very truly yours,

                                                      Joseph T. Jurkowski, Jr.
                                          Vice President

                                                                                   EXHIBIT A

Structured Asset Mortgage Investments    Bear, Stearns & Co. Inc.
II Inc.                                  383 Madison Avenue
383 Madison Avenue                       New York, New York 10179
New York, New York 10179
JPMorgan Chase Bank, National
Association
4 New York Plaza, 6th  Floor
New York, New York 10004